Exhibit 99.4

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

Made as of September 16, 2024

Between

MODRO HOLDINGS LLC

And

WATEROUS ENERGY FUND III (CANADIAN) LP

And

WATEROUS ENERGY FUND III (US) LP

And

WATEROUS ENERGY FUND III (INTERNATIONAL) LP

And

WATEROUS ENERGY FUND III (CANADIAN FI) LP

And

WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is dated effective 12:01 a.m. on September 16, 2024.

Between

MODRO HOLDINGS LLC, a limited liability company existing under the laws of the State of Delaware

(the "Vendor")

And

WATEROUS ENERGY FUND III (CANADIAN) LP, a limited partnership existing under the laws of the Province of Alberta

("WEF Canada")

And

WATEROUS ENERGY FUND III (US) LP, a limited partnership existing under the laws of the Province of Alberta

("WEF US")

And

WATEROUS ENERGY FUND III (INTERNATIONAL) LP, a limited partnership existing under the laws of the Province of Alberta

("WEF International")

And

WATEROUS ENERGY FUND III (CANADIAN FI) LP, a limited partnership existing under the laws of the Province of Alberta

("WEF Canada II")

And

WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, a limited partnership existing under the laws of the Province of Alberta

("WEF International II", and collectively with WEF Canada, WEF US, WEF International and WEF Canada II, the "Purchasers")

RECITALS

A.            The Vendor is the legal and beneficial owner of an aggregate of 3,517,909 Purchased Shares (as defined herein) representing, as of the date hereof an approximate 5.1% of the issued and outstanding Common Shares (as defined herein) in the capital of Greenfire Resources Ltd., a corporation existing under the laws of the Province of Alberta (the "Company").

B.             The Company is a crude oil producer and the holder of oil and gas assets in Alberta.

C.             The Vendor has agreed to sell, transfer and assign to the Purchasers, and the Purchasers have agreed to purchase and acquire from the Vendor, all of the legal and beneficial interest of the Vendor in and to the Purchased Shares, subject to and in accordance with the terms and conditions as hereinafter set forth.

D.            The Vendor and the Purchasers hereby acknowledge and agree that the transactions contemplated by this Agreement are intended to be consistent with an exempt take-over bid pursuant to NI 62-104 (as defined herein) and the Vendor and the Purchasers intend to comply with the requirements of the Private Agreement Exemption (as defined herein).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the promises and the mutual agreements and covenants herein contained (the receipt and adequacy of which consideration is hereby mutually admitted by each Party), the Parties hereby covenant and agree as follows:

Article 1
interpretation

Section 1.1 Definitions

In this Agreement the following words and phrases will have the meanings set forth after each:

(a)	"Affiliate" of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise;

(b)	"Agreement" means this share purchase agreement and all attached Schedules, in each case, as may be supplemented, amended, restated or replaced from time to time;

(c)	"Applicable Law" means any Canadian, U.S., Isle of Man or foreign federal, provincial, state, local or municipal statute, law (including common law), ordinance, rule having the force of law, regulation, by-law, order, decree, directive or writ of any Governmental Authority, including Securities Laws that apply in whole or in part to a Party;

(d)	"ARC" means an advance ruling certificate pursuant to section 102 of the Competition Act;

(e)	"Business Day" means a day other than Saturday or Sunday on which Canadian chartered banks are open for transactions of domestic business in Calgary, Alberta;

(f)	"Canadian Securities Laws" means, collectively, the securities laws of each province of Canada and the respective rules, regulations, instruments, blanket orders and blanket rulings and published policies, policy statements and notices of the Canadian Securities Regulators, and includes the rules, regulations and policies of the TSX;

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(g)	"Canadian Securities Regulators" means, collectively, the securities commission or other securities regulatory authority of each province of Canada;

(h)	"Closing" means the completion of the sale to and purchase by the Purchasers of the Purchased Shares and the completion of all other transactions contemplated by this Agreement;

(i)	"Closing Date" means the date on which the Closing occurs;

(j)	"Closing Time" means 8:00 a.m. (Calgary time) on the Closing Date or such other time on the Closing Date as the Parties may agree in writing that the Closing will take place;

(k)	"Commissioner" means the Commissioner of Competition appointed under section 7(1) of the Competition Act or any Person authorized to exercise the powers and perform the duties of the Commissioner of Competition;

(l)	"Common Shares" means common shares in the capital of the Company;

(m)	"Company" has the meaning set out in Recital A to this Agreement;

(n)	"Competing Transaction" has the meaning set out in Section 11.1;

(o)	"Competition Act" means the Competition Act (Canada);

(p)	"Competition Act Clearance" means the occurrence of one or more of the following in respect of the transactions contemplated herein: (i) the Commissioner shall have issued an ARC and that ARC has not been amended or rescinded prior to the Closing; or (ii) both: (A) the relevant waiting period under section 123 of the Competition Act shall have expired or been terminated or the obligation to notify and supply information in accordance with Part IX of the Competition Act shall have been waived by the Commissioner under subsection 113(c) of the Competition Act; and (B) unless such requirement is waived in writing by the Purchasers, the Commissioner shall have delivered a No Action Letter and such No Action Letter shall not have been amended or rescinded prior to the Closing;

(q)	"Encumbrances" means any encumbrance of any kind whatever (registered or unregistered) and whether contingent or otherwise and includes a mortgage, easement, encroachment, adverse claim, restrictive covenant, title retention agreement, option or privilege, lien, hypothec, pledge, hypothecation, assignment, charge, security or security interest;

(r)	"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended;

(s)	"Governmental Authority" means any Canadian, U.S., Isle of Man or foreign governmental body, authority, office, department, or agency, whether federal, provincial, state, territorial, municipal or local governmental regulatory or administrative authority, tribunal, court, commission or any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or any court, tribunal, judicial or arbitral body, or any stock exchange (including the TSX and the NYSE) or securities commission (including the Canadian Securities Regulators and the U.S. Securities and Exchange Commission), having jurisdiction;

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(t)	"NI 45-106" means National Instrument 45-106 – Prospectus Exemptions in effect on the date of this Agreement;

(u)	"NI 62-104" means National Instrument 62-104 – Takeover Bids and Issuer Bids in effect on the date of this Agreement;

(v)	"No Action Letter" means a letter from the Commissioner confirming in writing that it does not, at that time, intend to make an application under section 92 of the Competition Act for an order in respect of the transactions contemplated herein;

(w)	"NYSE" means the New York Stock Exchange;

(x)	"Outside Date" has the meaning as set out in Section 12.2;

(y)	"Parties" means the Vendor and the Purchasers and "Party" means one of them;

(z)	"Person" includes an individual, corporation, body corporate, partnership, joint venture, association, trust or unincorporated organization, Governmental Authority, or any trustee, executor, administrator or other legal representative thereof;

(aa)	"Private Agreement Exemption" means the take-over bid exemption set forth in Section 4.2 of NI 62-104;

(bb)	"Proceeding" means any litigation, action, application, suit, investigation, hearing, inquiry, claim, grievance, arbitration proceeding or other similar proceeding, civil, administrative or criminal, brought, conducted or heard by or before any Governmental Authority and any appeal or review thereof and any application for appeal or review;

(cc)	"Purchase Price" has the meaning as set out in Section 2.2;

(dd)	"Purchased Shares" means 3,517,909 Common Shares to be acquired by the Purchasers from the Vendor pursuant to this Agreement;

(ee)	"Purchasers" means, collectively, WEF Canada, WEF US, WEF International, WEF Canada II and WEF International II, and each, individually, is referred to herein as a "Purchaser";

(ff)	"Securities Act" means the U.S. Securities Act of 1933, as amended;

(gg)	"Securities Laws" means, together, Canadian Securities Laws and U.S. Securities Laws;

(hh)	"TSX" means the Toronto Stock Exchange;

(ii)	"U.S." means the United States of America;

(jj)	"U.S. Securities Laws" means federal and state securities laws of the U.S. and all rules, regulations and orders promulgated thereunder, and includes the rules, regulations and policies of the NYSE; and

(kk)	"Vendor" means Modro Holdings LLC.

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Section 1.2 Headings

The headings used in this Agreement, and its division into articles, sections, schedules, and other subdivisions, do not affect its interpretation. All references in this Agreement to a designated "Article", "Section", "paragraph", "subparagraph" or other subdivision, or to a "Schedule", is to the designated Article, Section, paragraph, subparagraph or other subdivision of or Schedule to this Agreement, unless otherwise specifically stated.

Section 1.3 Including

Where the word "including" or "includes" is used in this Agreement, it means "including (or includes), without limitation".

Section 1.4 Number and Gender

Unless the context otherwise requires, words importing the singular number include the plural and vice versa, and words importing gender include all genders.

Section 1.5 References to Parties

Unless otherwise specified, every reference to a Party to this Agreement will extend to and include (as the context requires) such Party's successors and permitted assigns, as if specifically named.

Section 1.6 References to this Agreement

Unless otherwise specified, the terms "hereof", "hereunder" and similar expressions refer to this Agreement as a whole and not to any particular Article, Section, Schedule or other portion of this Agreement.

Section 1.7 Statutory References

Unless otherwise specified, any reference in this Agreement to a statute, statutory instrument or regulation includes all regulations, rules and policies made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, supplements, supersedes or replaces any such statute, statutory instrument, regulation, rule or policy.

Section 1.8 Time

Time is of the essence of this Agreement and of every part of this Agreement, and no extension or variation of this Agreement will operate as a waiver of this provision.

Section 1.9 Time Periods

In this Agreement, a period of days begins on the first day after the event that began the period and ends at 5:00 p.m. (Calgary, Alberta time) on the last day of the period. If any period of time is to expire, or any action or event is to occur, on any day that is not a Business Day, the period expires, or the action or event is considered to occur, at 5:00 p.m. (Calgary, Alberta time) on the next Business Day.

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Section 1.10 Knowledge

Any statement in this Agreement expressed to be made to "the Vendor's knowledge" will be understood to be made on the basis of the actual knowledge of any director or officer of the Vendor, after reasonable inquiry of the applicable employees, officers or directors of the Vendor.

Section 1.11 Interpretation of this Agreement

The Parties acknowledge that they have each participated in settling the terms of this Agreement. The Parties agree that any rule of legal interpretation to the effect that any ambiguity is to be resolved against the drafting Party will not apply in interpreting this Agreement.

Section 1.12 Schedules

The following are the Schedules annexed to this Agreement:

Schedule 1.1 - Purchased Shares

Article 2
PURCHASE AND SALE

Section 2.1 Purchased Shares

Based and relying on the representations and warranties set forth in Section 3.1 and Section 4.1 hereof, the Purchasers hereby agree to purchase and acquire, either directly or through Affiliates of the Purchasers, the Purchased Shares from the Vendor and the Vendor hereby agrees to sell and transfer the Purchased Shares to the Purchasers (or Affiliates of the Purchasers), as the Purchasers may direct, free and clear of all Encumbrances and the Purchasers hereby agree to pay the Purchase Price on the terms and conditions hereinafter set forth.

Section 2.2 Purchase Price

(a)	The consideration payable by the Purchasers to the Vendor for the Purchased Shares shall be an amount equal to the USD equivalent of CAD$10.93 per Purchased Share (based on the USD/CAD daily average exchange rate of $1.3586 as posted by the Bank of Canada on September 13, 2024), representing an aggregate purchase price (the "Purchase Price") of USD$28,301,741.03 (based on 3,517,909 Purchased Shares).

(b)	The Purchasers shall notify the Vendor of the apportionment of the Purchased Shares among the Purchasers by written notice to the Vendor prior to Closing. For greater clarity, this apportionment shall not affect the aggregate number of Purchased Shares to be acquired by the Purchasers, collectively, pursuant to this Agreement, which shall remain as 3,517,909 Purchased Shares.

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Article 3
REPRESENTATIONS, WARRANTIES OF The Vendor

Section 3.1 Representations and Warranties

In order to induce the Purchasers to enter into and to consummate the transactions contemplated by this Agreement, the Vendor hereby represents and warrants to the Purchasers as follows:

(a)	Organization and Good Standing. The Vendor is a corporation duly incorporated, organized and validly existing, and is in good standing, under the laws of the State of Delaware and has the corporate power and capacity to carry on its business as presently conducted and to own and sell the Purchased Shares;

(b)	Proceedings. No Proceedings have been taken or authorized by the Vendor, or, to the Vendor's knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor;

(c)	Authority. The Vendor has due and sufficient right, authority and capacity to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal and beneficial title and ownership of the Purchased Shares to the Purchasers, free and clear of all Encumbrances, and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of the Vendor;

(d)	Agreement Valid. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms. The Vendor is not a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Vendor of this Agreement or the performance by the Vendor of any of the terms hereof;

(e)	Residency of Vendor. The Vendor is not resident in Canada for the purposes of the Income Tax Act (Canada) and is not located in Canada for the purposes of NI 62-104;

(f)	Consents and Approvals. To the Vendor’s knowledge, other than the Competition Act Clearance and the filing of any required early warning reports and/or insider reports and reports under Section 13(d) of the Exchange Act with the U.S. Securities and Exchange Commission, as applicable, with the Canadian Securities Regulators, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Vendor in connection with:

(i)	the Closing; or

(ii)	the transactions contemplated by, or the observance and performance by the Vendor of its obligations under, this Agreement;

(g)	Litigation. The Vendor is not subject to any outstanding or, to the Vendor's knowledge, threatened in writing, suits or claims or any outstanding judgment, order, writ, injunction or decree which, if determined adversely to the Vendor, would:

(i)	prevent the Vendor from selling to the Purchasers the Purchased Shares to be sold by it hereunder;

(ii)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Shares to be sold by the Vendor as contemplated by this Agreement;

(iii)	prevent the Vendor from fulfilling any of its obligations set out in this Agreement or arising from this Agreement; or

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(iv)	otherwise prevent or materially impede the completion of the transactions contemplated by this Agreement as they relate to the Vendor;

(h)	Title and Ownership Interest. The Vendor is the sole legal and beneficial owner of, and has good and marketable title to, or a valid "security entitlement" within the meaning of Section 8-501 of the New York Uniform Commercial Code in respect of, the Purchased Shares identified as being owned by the Vendor on Schedule 1.1, free and clear of all Encumbrances, and, as at the Closing Time, the Purchased Shares will constitute all of the Common Shares legally or beneficially owned by the Vendor. The Vendor has the exclusive right to dispose of the Purchased Shares of which it is the owner as provided in this Agreement;

(i)	Absence of Options or Proceedings, etc. Other than this Agreement, the Vendor has not entered into any other agreement with respect to the Purchased Shares, and there is no contract, agreement or option binding upon or which may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares to be sold by the Vendor or giving anyone a claim against or a right or ability to acquire any of, or any interest in, the Purchased Shares to be sold by the Vendor. No Proceedings relating to the Purchased Shares are pending or, to the Vendor's knowledge, threatened in writing, against the Vendor or any of its Affiliates, by or before any Governmental Authority that either individually or in the aggregate would, or would reasonably be likely to, adversely effect the Vendor's right to transfer the Purchased Shares to the Purchasers hereunder or materially delay the consummation of the transactions contemplated hereby;

(j)	Investor Rights Agreement. The Vendor is a party to an investor rights agreement, a copy of which has been provided to the Purchasers;

(k)	Indebtedness to Company. The Vendor is not indebted to the Company;

(l)	Securities Laws.

(i)	The Vendor acknowledges that this Agreement, and the sale and purchase of the Purchased Shares hereunder, is being made in compliance with the Private Agreement Exemption, which requires, among other things, that the Purchaser not acquire Common Shares from more than five Persons in the aggregate or for a price in excess of 115% of the "market price" of the Purchased Shares as of the date of this Agreement, which constitutes the date of the bid (all in accordance with NI 62-104). The Vendor represents that it has not been formed, organized or structured, and it has not acquired any of the Purchased Shares from any other Person in order that the Vendor might make use of the Private Agreement Exemption. The Vendor acknowledges that it is not acting as nominee, agent, trustee, executor, administrator or other legal representative for any other Person in respect of any of the Purchased Shares; and

(ii)	the Vendor is an accredited investor (as defined in Rule 501 promulgated under the Securities Act) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its sale of the Purchased Shares;

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(m)	Withholding Tax. Provided that the Purchased Shares are listed on the TSX on the Closing Date, the Vendor is not aware of any withholding tax, or other similar tax or related remittance obligation that would be imposed on the Purchasers as a result of the purchase and sale of Purchased Shares under this Agreement;

(n)	Finder's Fees.The Vendor is not a party to any contract with any Person that would give rise to any liability of any of the Parties to pay a brokerage commission, finder's fee or like payment in connection with the purchase and sale of the Purchased Shares or the transactions contemplated by this Agreement;

and the Vendor covenants, represents and warrants with and in favour of the Purchasers that all of the representations and warranties set forth in this Section 3.1 will be true and correct at the Closing Time as if made on the Closing Date.

Section 3.2 Survival, No Additional Representations or Warranties, and Reliance

(a)	The representations and warranties of the Vendor contained in this Agreement will survive the Closing and, notwithstanding the Closing, will (except where otherwise specifically provided in this Agreement) continue in full force and effect for a period of one (1) year from the Closing Date.

(b)	Except as provided in Section 3.1, neither the Vendor nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchasers or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives in connection with the transactions contemplated by this Agreement, including any express or implied warranty or representation regarding the Company or any of its subsidiaries, and no such Person shall be liable for the accuracy or completeness of the information provided to the Purchasers or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives; provided, however, that the foregoing shall not limit any claim for indemnification in accordance with Section 10.1 (and subject to the limitations in Section 10.2) for a breach or inaccuracy of any of the representations made in Section 3.1; provided further that no Purchaser is disclaiming any claims it may have against the Company not related to the transactions contemplated by this Agreement.

Article 4
REPRESENTATIONS, WARRANTIES OF THE PURCHASERS

Section 4.1 Representations and Warranties

In order to induce the Vendor to enter into and to consummate the transactions contemplated by this Agreement, the Purchasers hereby, jointly and severally, represent and warrant to the Vendor as follows:

(a)	Organization and Good Standing. Each Purchaser is a limited partnership duly formed, organized and validly existing, and is in good standing under, the laws of its respective jurisdiction of formation, as the case may be, and has the power and capacity to carry on its business as presently conducted and to purchase and own the Purchased Shares;

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(b)	Proceedings. No Proceedings have been taken or authorized by the Purchasers, or, to the Purchasers' knowledge, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any Purchaser;

(c)	Authority. The Purchasers have due and sufficient right, authority and capacity to enter into this Agreement on the terms and conditions herein set forth and to purchase the legal and beneficial title and ownership of the Purchased Shares from the Vendor, and to perform their obligations hereunder. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action on the part of each of the Purchasers;

(d)	Agreement Valid. This Agreement constitutes a valid and binding obligation of the Purchasers enforceable against the Purchasers in accordance with its terms. No Purchaser is a party to, bound by or subject to any indenture, mortgage, lease, agreement, instrument, statute, regulation, order, judgment, decree or law which would be violated, contravened or breached by or under which any default would occur as a result of the execution and delivery by the Purchasers of this Agreement or the performance by the Purchasers of any of the terms hereof;

(e)	Consents and Approvals. To the Purchasers' knowledge, other than the Competition Act Clearance and the filing of any required early warning reports and/and insider reports with the Canadian Securities Regulators and reports under Section 13(d) of the Exchange Act with the U.S. Securities and Exchange Commission, as applicable, no consent, approval, order, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person is required by the Purchasers in connection with:

(i)	the Closing; or

(ii)	the transactions contemplated by, or the observance and performance by the Purchasers of their obligations under, this Agreement;

(f)	Finder's Fees.None of the Purchasers are a party to any contract with any Person that would give rise to any liability of any of the Parties to pay a brokerage commission, finder's fee or like payment in connection with the purchase and sale of the Purchased Shares or the transactions contemplated by this Agreement;

(g)	Accredited Investors. Each Purchaser is an "accredited investor" as (defined in each of section 1.1 of NI 45-106 and Rule 501 promulgated under the Securities Act) and is purchasing the Purchased Shares as a principal and was not created, and is not being used, solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of "accredited investor" in NI 45-106;

(h)	Private Agreement Exemption. The Purchasers acknowledge that this Agreement, and the sale and purchase of the Purchased Shares hereunder, is being made in compliance with the Private Agreement Exemption, which requires, among other things, that no bid or offer to acquire Common Shares having been made by the Purchasers generally to holders of Common Shares, and the Purchasers represent and warrant that they have not made any such bid or offer to acquire Common Shares generally to holders of Common Shares and are not acquiring Common Shares from more than five (5) Persons in the aggregate in connection with the transactions contemplated by this Agreement and, the date of the bid (for the purposes of NI 62-104), shall mean the date of this Agreement;

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(i)	Resale Restrictions. The Purchasers acknowledge that they will, collectively, become a control person of the Company and that the Purchased Shares may be subject to resale restrictions under applicable Canadian Securities Laws and Rule 144 and Regulation S under the Securities Act;

(j)	Financing. The Purchasers have sufficient funds to consummate the purchase of the Purchased Shares in accordance with the terms of this Agreement and acknowledge that there is no financing condition relating to the purchase of the Purchased Shares hereunder;

(k)	Due Diligence. The Purchasers' decision to purchase the Purchased Shares and execute this Agreement has not been based on, and the Purchasers have not relied on, any verbal or written representation made by or on behalf of the Vendor (except as specifically set forth herein);

and the Purchasers, jointly and severally, covenant, represent and warrant with and in favour of the Vendor that all of the representations and warranties set forth in this Section 4.1 will be true and correct at the Closing Time as if made on the Closing Date.

Section 4.2 Survival; No Additional Representations or Warranties

(a)	The representations and warranties of the Purchasers contained in this Agreement will survive the Closing, and, notwithstanding the Closing, will (except where otherwise specifically provided in this Agreement) continue in full force and effect for a period of one (1) year from the Closing Date.

(b)	Except as provided in Section 4.1, neither the Purchasers nor any of their Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Vendor or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives in connection with the transactions contemplated by this Agreement, and no such Person shall be liable for the accuracy or completeness of the information provided to the Vendor or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives; provided, however, that the foregoing shall not limit any claim for indemnification in accordance with Section 10.3 (and subject to the limitations in Section 10.4) for a breach or inaccuracy of any of the representations made in Section 4.1.

Article 5
COVENANTS

Section 5.1 Actions to Satisfy Closing Conditions and Covenants

(a)	Mutual Efforts. Subject to Section 5.1(b), which shall govern in relation to obtaining the Competition Act Clearance, each Party hereto shall, and shall use their respective commercially reasonable efforts to cause their respective Affiliates to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable, as are within such Party's power to control, under this Agreement and Applicable Laws, to satisfy all conditions precedent in this Agreement and consummate the transactions contemplated hereby, as promptly as practicable, and in any event, prior to the Outside Date, and cooperate with the other Parties hereto in connection therewith;

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(ii)	as soon as practicable, make or cause to be made all filings, notices or requests for approval, if any, required to be given or made by such Party to any Governmental Authority or under Applicable Laws in connection with the consummation of the transactions contemplated by this Agreement;

(iii)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or any commercially reasonable action not to be taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the transactions contemplated hereby; and

(iv)	upon reasonable consultation with the other Parties hereto, oppose and apply to lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the transactions contemplated hereby and defend, or cause to be defended, any Proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement or the transactions contemplated hereby, provided that no Party shall consent to the entry of any judgment or settlement with respect to any such Proceeding without the prior written approval of the other Party, not to be unreasonably withheld, conditioned or delayed.

(b)	Competition Act Clearance.

(i)	Within three (3) Business Days of the execution of this Agreement or such other date as the Parties may agree, the Purchasers shall submit to the Commissioner a request for an ARC, or, in the alternative, a No Action Letter, together with a request for a waiver in accordance with section 113(c) of the Competition Act, in respect of the transactions contemplated hereby. If the Purchasers and the Vendor mutually agree to take such action, by such date as the Parties may agree, the Purchasers shall, and the Vendor shall use their commercially reasonable efforts to cause the Company to, each make a premerger notification filing in respect of the transactions contemplated hereby with the Commissioner in accordance with Part IX of the Competition Act. The Purchasers shall, and the Vendor shall use their commercially reasonable efforts to cause the Company to, provide to the Commissioner at the earliest practicable date all additional information, documents or other materials that may be requested by the Commissioner in connection with his review of the transactions contemplated by this Agreement. The applicable filing fees and all taxes thereon payable in respect of the filings under this Subsection (i) shall be paid by the Purchasers or reimbursed by the Purchasers in the event that such fees or taxes are incurred by the Vendor. Each Party shall notify the other Party when it, or, in the case of the Company's premerger notification, the Vendor shall notify the Purchasers when the Company, has made the submissions and filings required pursuant to this Subsection (i).

(ii)	Each of the Parties shall use their commercially reasonable efforts to obtain the Competition Act Clearance as soon as reasonably practicable but, in any event, no later than the Outside Date.

(iii)	Each of the Parties will not take any action that may have the effect of delaying, impairing or impeding the receipt of the Competition Act Clearance such that the Competition Act Clearance is not obtained prior to the Outside Date.

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(iv)	Each Party will, and will use commercially reasonable efforts to cause its Affiliates to, in connection with obtaining the Competition Act Clearance, do each of the following:

(A)	promptly inform the other Parties of (and, at the other Parties' reasonable request, supply to such other Parties) any communication (or other correspondence or memoranda) from or to, and any proposed understanding or agreement with, any Governmental Authority in connection with the Competition Act Clearance, this Agreement or the transactions contemplated hereby and provide a copy thereof to the other Parties;

(B)	consult and co-operate with the other Parties in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, filings, undertakings and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions, discussions and Proceedings with Governmental Authorities relating to the Competition Act Clearance, this Agreement or the transactions contemplated hereby, including, subject to Applicable Law, permitting the other Parties reasonable opportunity to review in advance any proposed written communication between it and any Governmental Authority, with competitively sensitive information provided on an external counsel-only basis, if necessary; and

(C)	comply, as promptly as is reasonably practicable, with any requests received by a Party or any of its Affiliates in connection with the Competition Act Clearance for additional information, documents or other materials. If a Party or any of its Affiliates intends to participate in any meeting or discussion with any Governmental Authority with respect to the Competition Act Clearance or any filings, investigations or inquiries made in connection with the Competition Act Clearance, it will give the other Parties reasonable prior notice of, and an opportunity to participate in, such meeting or discussion.

(c)	Certain Notices. The Vendor shall promptly notify the Purchasers upon:

(i)	becoming aware of any order, complaint or Proceeding requesting an order restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

(ii)	receiving any notice from any Governmental Authority of its intention:

(A)	to institute a suit or Proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement; or

(B)	to nullify or render ineffective this Agreement or the transactions contemplated by this Agreement, if consummated;

(iii)	receipt of any notice or other communication in writing from any Person alleging that the consent or approval of, filings with, license from, or authorization of, registration with, or notices to, such Person is or may be required in connection with the transactions contemplated by this Agreement; or

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(iv)	becoming aware of any change, development, state of facts, effect, event, occurrence, or circumstance that would reasonably be expected to prevent or delay beyond the Outside Date the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to result in, or has resulted in, any of the conditions to the Closing not being satisfied.

Article 6
CLOSING

Section 6.1 Closing Date and Electronic Closing

The Closing Date shall be no later than the second Business Day after the satisfaction or waiver of the conditions to Closing set forth in Article 7, Article 8 and Article 9 hereof (other than the conditions which are to be satisfied on the Closing Date), or such other time or date as may be agreed upon in writing by the parties hereto. The Closing shall occur electronically at the Closing Time.

Article 7
CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PURCHASERS

Section 7.1 Purchasers' Conditions

The obligations of the Purchasers to complete the purchase of the Purchased Shares will be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent:

(a)	Truth and Accuracy of Representations of Vendor at Closing. The representations and warranties of the Vendor made in Section 3.1 hereof will be true, accurate, and correct in all material respects (other than such representations and warranties which are qualified by materiality, which representations and warranties shall be true, accurate and correct in all respects) as at the Closing Time and with the same effect as if made at and as of the Closing Time;

(b)	Performance of Obligations. The Vendor shall have performed, in all material respects, and executed and delivered, as applicable, all obligations, covenants and agreements required by it to be performed, executed and delivered, as applicable, hereunder at or before the Closing Time;

(c)	Transfer of Purchased Shares. All necessary steps and proceedings of the Vendor shall have been taken to permit the Purchased Shares to be duly transferred to the Purchaser; and

(d)	Closing Documentation. The Purchasers will have received from, or on behalf of, the Vendor the following closing documentation:

(i)	share certificates representing the Purchased Shares issued in the name of the Vendor, or duly executed share transfer forms in respect of the Purchased Shares held in book-entry form, in each case, duly endorsed for transfer to the Purchasers (or Affiliates of the Purchasers), as the Purchasers may direct, along with such documents necessary to transfer to the Purchasers, title to such Purchased Shares;

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(ii)	certified copies of the resolutions of the directors of the Vendor approving this Agreement and the transfer of the Purchased Shares to the Purchasers (or Affiliates of the Purchasers), as the Purchasers may direct;

(iii)	a bring-down certificate of a director or officer of the Vendor, acting in their capacity as a director or officer, as applicable, of the Vendor and not in their personal capacity, certifying that:

(A)	to the Vendor’s knowledge, the representations and warranties of the Vendor set forth in Section 3.1 hereof are true, accurate, and correct in all material respects (other than such representations and warranties which are qualified by materiality, which representations and warranties are true, accurate and correct in all respects) as at the Closing Time and with the same effect as if made at and as of the Closing Time; and

(B)	the Vendor has performed, in all material respects, and executed and delivered, as applicable, all obligations, covenants and agreements required by it to be performed, executed and delivered, as applicable, hereunder at or before the Closing Time; and

(iv)	all other necessary consents, resolutions, approvals, waivers, including waivers of pre-emptive rights, and authorizations required to enable the transfer of the Purchased Shares to the Purchasers as provided for in this Agreement.

Section 7.2 Waiver of Conditions

The conditions set forth in Section 7.1 are for the exclusive benefit of the Purchasers and may be waived by the Purchasers in writing in whole or in part on or before the Closing Time.

Article 8
CONDITIONS PRECEDENT TO THE PERFORMANCE BY The Vendor

Section 8.1 Vendor's Conditions

The obligations of the Vendor to complete the sale of Purchased Shares hereunder will be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent:

(a)	Truth and Accuracy of Representations of Purchasers at Closing. The representations and warranties of the Purchasers made in Section 4.1 hereof will be true, accurate, and correct in all material respects (other than such representations and warranties which are qualified by materiality, which representations and warranties shall be true, accurate and correct in all respects) as at the Closing Time and with the same effect as if made at and as of the Closing Time;

(b)	Performance of Obligations. Each Purchaser shall have performed, in all material respects, and executed and delivered, as applicable, all obligations, covenants and agreements required by it to be performed, executed and delivered, as applicable, hereunder at or before the Closing Time; and

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(c)	Closing Documentation. The Vendor will have received on the Closing Date from, or on behalf of, the Purchasers the following closing documentation:

(i)	wire transfer(s) in immediately available funds payable to the Vendor, as the Vendor may direct, in the amount of the Purchase Price;

(ii)	certified copies of the resolutions of the directors of each Purchaser approving this Agreement, the purchase of the Purchased Shares and the payment of the Purchase Price to the Vendor; and

(iii)	a bring-down certificate of a director or officer of each of the Purchasers, acting in their capacity as a director or officer, as applicable, of such Purchaser and not in their personal capacity, certifying that:

(A)	to such Purchaser's knowledge, the representations and warranties of such Purchaser set forth in Section 4.1 hereof are true, accurate, and correct in all material respects (other than such representations and warranties which are qualified by materiality, which representations and warranties are true, accurate and correct in all respects) as at the Closing Time and with the same effect as if made at and as of the Closing Time; and

(B)	such Purchaser has performed, in all material respects, and executed and delivered, as applicable, all obligations, covenants and agreements required by it to be performed, executed and delivered, as applicable, hereunder at or before the Closing Time.

Section 8.2 Waiver of Conditions

The conditions set forth in Section 8.1 are for the exclusive benefit of the Vendor and may be waived by the Vendor in writing in whole or in part on or before the Closing Time.

Article 9
Mutual Conditions Precedent TO THE PERFORMANCE BY THE PARTIES OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

Section 9.1 Mutual Conditions

The obligations of the Parties to complete the purchase and sale of the Purchased Shares will be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following mutual conditions precedent:

(a)	Competition Act Clearance. The Competition Act Clearance shall have been obtained.

(b)	No Laws, Actions or Proceedings. At the Closing Time: (i) no order, decision or ruling of any Governmental Authority shall have been made, and no Proceedings shall be in progress, pending or threatened in writing, to restrain, set aside, invalidate or impose any limitations or conditions on the transactions contemplated by, or to obtain damages in respect of, this Agreement, or the Vendor's interests in and to the Purchased Shares; (ii) no Proceedings shall be in progress, pending or threatened in writing by any Person to enjoin, restrict, prohibit or impose any limitations or conditions on the transactions contemplated by this Agreement; and (iii) no Applicable Law shall be in effect that makes the consummation of the transactions contemplated by this Agreement illegal or otherwise prohibits or enjoins the Vendor or the Purchasers from consummating such transactions.

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Section 9.2 Waiver of Conditions

The conditions set forth in Section 9.1 are for the mutual benefit of the Parties to this Agreement and may be waived by the Parties, acting jointly, in writing in whole or in part on or before the Closing Time.

Article 10
INDEMNITIES

Section 10.1 Indemnification of Purchasers

Subject to the limitations set out in Section 10.2 hereof, from and after the Closing, the Vendor covenants and agrees with the Purchasers to indemnify the Purchasers against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including reasonable legal fees on a solicitor and his own client basis) suffered, or incurred by the Purchasers, directly or indirectly, by reason of or arising out of:

(a)	any warranties or representations on the part of the Vendor set forth in Section 3.1 of this Agreement being untrue; and

(b)	a breach of any agreement, term or covenant on the part of the Vendor made or to be observed or performed pursuant hereto;

which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as the "Purchasers' Losses". The indemnification provided in this Section 10.1 (as limited by Section 10.2) will be the sole and exclusive recourse of the Purchasers against the Vendor for any and all matters related to or arising out of this Agreement following the Closing.

Section 10.2 Vendor's Limitations

The indemnity obligations of the Vendor pursuant to Section 10.1 hereof will be limited in the following respects:

(a)	the Vendor will only be liable for Purchasers' Losses in respect of which a claim for indemnity is made by the Purchasers within one (1) year of the Closing Date;

(b)	no obligation on the part of the Vendor to indemnify the Purchasers pursuant to Section 10.1 for Purchasers' Losses will arise until the aggregate amount of all Purchasers' Losses in respect of which a claim for indemnity has been made by the Purchasers exceeds an amount equal to $500,000, and such obligation will only apply to the aggregate amount of such Purchasers' Losses in excess of $500,000 and, in any event, the maximum amount in respect of which the Vendor will be liable will not exceed 25% of the Purchase Price, except in respect of a claim for indemnification arising out of or resulting from any inaccuracy in or breach of a representation, warranty or covenant made by the Vendor in regards to the title to the Purchased Shares as described in Section 3.1(h), in which case the maximum amount for which the Vendor will be liable will be 100% of the Purchase Price; and

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(c)	the Vendor will not be liable for (i) special, punitive or exemplary damages, (ii) any lost profits, consequential, indirect or incidental damages, or (iii) any damages calculated based on a multiple of profits, revenue or any other financial metric.

Section 10.3 Indemnification of the Vendor

Subject to the limitations set out in Section 10.4 hereof, the Purchasers, from and after the Closing, covenant and agree with the Vendor to, jointly and severally, indemnify the Vendor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs or expenses (including reasonable legal fees on a solicitor and his own client basis) suffered or incurred by the Vendor, directly or indirectly, by reason of or arising out of:

(a)	any warranties or representations on the part of the Purchasers set forth in Section 4.1 of this Agreement being untrue; and

(b)	a breach of any agreement, term or covenant on the part of the Purchasers made or to be observed or performed pursuant hereto;

which liabilities, claims, demands, actions, causes of action, damages, losses, costs and expenses are collectively referred to as the "Vendor's Losses". The indemnification provided in this Section 10.3 (as limited by Section 10.4) will be the sole and exclusive recourse of the Vendor against the Purchasers for any and all matters related to or arising out of this Agreement following the Closing.

Section 10.4 Purchasers' Limitations

The indemnity obligations of the Purchasers pursuant to Section 10.3 hereof will be limited in the following respects:

(a)	the Purchasers will be jointly and severally liable only for Vendor's Losses in respect of which a claim for indemnity is made by the Vendor within one (1) year of the Closing Date;

(b)	no obligation on the part of the Purchasers to indemnify the Vendor pursuant to Section 10.3 hereof for Vendor's Losses will arise until the aggregate amount of all Vendor's Losses in respect of which a claim for indemnity has been made by the Vendor exceeds an amount equal to $500,000, and such obligation will only apply to the aggregate amount of the Vendor's Losses in excess of $500,000 and, in any event, the maximum amount in respect of which the Purchasers will be liable to the Vendor will not exceed 25% of the Purchase Price, except in respect of a claim for indemnification arising out of or resulting from any inaccuracy in or breach of a representation, warranty or covenant made by the Purchasers in regards to the payment of the Purchase Price, in which case the maximum amount for which the Purchasers will be liable will be 100% of the Purchase Price; and

(c)	the Purchasers will not be liable for (i) special, punitive or exemplary damages, (ii) any lost profits, consequential, indirect or incidental damages, or (iii) any damages calculated based on a multiple of profits, revenue or any other financial metric.

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Section 10.5 Claims Under Vendor's Indemnity

If any claim is made by any Person against the Purchasers in respect of which the Purchasers may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligations of the Vendor as provided in Section 10.1 hereof, the Purchasers will notify the Vendor as soon as reasonably practicable of the nature of such claim and the Vendor will be entitled (but not required) to assume the defence of any suit brought to enforce such claim. The defence of any such claim (whether assumed by the Vendor or not) will be through legal counsel and will be conducted in a manner acceptable to the Purchasers and the Vendor, each acting reasonably, and no settlement may be made by the Vendor or the Purchasers without the prior written consent of the other, which consent will not be unreasonably conditioned, delayed, or withheld. If the Vendor assumes the defence of any claim then the Purchasers and their counsel will co-operate with the Vendor and their counsel in the course of the defence, such co-operation to include using reasonable commercial efforts to provide or make available to the Vendor and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defence will, from and after such assumption, be borne by the Vendor. If the Vendor assumes the defence of any claim and the Purchasers retain additional counsel to act on their behalf, then the Vendor and its counsel will co-operate with the Purchasers and their counsel, such co-operation to include using reasonable commercial efforts to provide or make available to the Purchasers and their counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel will be paid by the Purchasers. If the Vendor and the Purchasers are or become Parties to the same action, and the representation of all Parties by the same counsel would be inappropriate due to a conflict of interest, then the Purchasers and the Vendor will be represented by separate counsel and, subject to the indemnity obligations of the Vendor as set out in Section 10.1 hereof, the costs associated with the action will be borne by the Parties incurring such costs.

Section 10.6 Claims Under Purchasers' Indemnity

If any claim is made by any Person against the Vendor in respect of which the Vendor may incur or suffer damages, losses, costs or expenses that might reasonably be considered to be subject to the indemnity obligation of the Purchasers as provided in Section 10.3 hereof, the Vendor will notify the Purchasers as soon as reasonably practicable of the nature of such claim and the Purchasers will be entitled (but not required) to assume the defence of any suit brought to enforce such claim. The defence of any such claim (whether assumed by the Purchasers or not) will be through legal counsel and will be conducted in a manner acceptable to the Vendor and the Purchasers, each acting reasonably, and no settlement may be made by the Purchasers or the Vendor without the prior written consent of the other, which consent will not be unreasonably conditioned, delayed, or withheld. If the Purchasers assume the defence of any claim, the Vendor and its counsel will cooperate with the Purchasers and their counsel in the course of the defence, such co-operation to include using reasonable commercial efforts to provide or make available to the Purchasers and their counsel documents and information and witnesses for attendance at examinations for discovery and trials. The reasonable legal fees and disbursements and other costs of such defence will be borne by the Purchasers. If the Purchasers assume the defence of any claim and the Vendor retains additional counsel to act on its behalf then the Purchasers and their counsel will co-operate with the Vendor and its counsel, such co-operation to include using reasonable commercial efforts to provide or make available to the Vendor and its counsel documents and information and witnesses for attendance at examinations for discovery and trials. All fees and disbursements of such additional counsel will be paid by the Vendor. If the Purchasers and the Vendor are or become Parties to the same action, and the representation of all Parties by the same counsel would be inappropriate due to a conflict of interest, then the Vendor and the Purchasers will be represented by separate counsel and, subject to the indemnity obligations of the Purchasers as set out in Section 10.3 hereof, the costs associated with the action will be borne by the Parties incurring such costs.

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Article 11
EXCLUSIVITY

Section 11.1 Exclusivity

From the date hereof until the earlier of: (a) the Closing Time; and (b) the date on which this Agreement terminates or is terminated pursuant to Article 12, the Vendor agree that they shall not, directly or indirectly through any of their respective Affiliates, officers, directors, partners, employees, shareholders, agents or representatives: (i) discuss, pursue or complete a possible transfer, sale or other disposition of the Purchased Shares or any interest therein with any Person other than the Purchasers (or Affiliates of the Purchasers) or their respective representatives (a "Competing Transaction") or provide any information to any Person other than the Purchasers (or Affiliates of the Purchasers) or their respective representatives in connection therewith; or (ii) except in connection with the performance of this Agreement or as required by Applicable Law, disclose the terms of this Agreement to any Person other than the Purchasers (or Affiliates of the Purchasers) or their respective representatives. Notwithstanding the foregoing, the Vendor is hereby authorized to respond to an inquiry or other expression of interest without being deemed to have violated this Section 11.1 to the extent the Vendor does not solicit, initiate or encourage such inquiry or other expression of interest, provided that the Vendor's response is limited to informing the Person making the inquiry or other expression of interest that the Vendor has entered into a binding agreement for the sale of Purchased Shares and is prohibited from further discussing or entertaining any proposals in respect of a Competing Transaction. The Vendor will, and will cause each of its Affiliates and their respective officers, directors, partners, employees, shareholders, agents and representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the date of this Agreement with any Person (other than the Purchasers (or Affiliates of the Purchasers)) with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, a Competing Transaction. Notwithstanding anything to the contrary in this Agreement, it is acknowledged that the covenants of the Vendor contained in this Section 11.1 relate to the Vendor acting solely in the capacity of a holder of, or exercising control or direction over, the Purchased Shares and shall not affect or restrict any fiduciary or legal obligation imposed on the directors, officers, employees or representatives of the Vendor acting in such person's capacity as a director of the Company.

Article 12
TERMINATION

Section 12.1 Termination by Vendor or Purchasers

This Agreement may be terminated at any time prior to the Outside Date:

(a)	by mutual written consent and agreement of the Vendor and the Purchasers;

(b)	by either the Vendor, on the one hand, and the Purchasers, on the other hand, upon written notice to the other, if any Governmental Authority having jurisdiction has issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting the transactions contemplated under this Agreement (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(c)	by the Purchasers, upon written notice to the Vendor:

(i)	if any of the conditions set forth in Section 7.1 or Section 9.1 are not satisfied or waived by the Outside Date;

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(ii)	if any representation or warranty of the Vendor under this Agreement is untrue or incorrect or will have become untrue or incorrect such that the condition contained in Section 7.1(a) would be incapable of satisfaction, provided that the Purchasers are not then in breach of this Agreement so as to cause any mutual condition or condition in favour of the Vendor not to be satisfied; or

(iii)	if there is a breach by the Vendor of any covenant or obligation provided in this Agreement, such that the condition contained in Section 7.1(b) would be incapable of satisfaction, provided that the Purchasers are not then in breach of this Agreement so as to cause any mutual condition or condition in favour of the Vendor not to be satisfied; or

(d)	by the Vendor, upon written notice to the Purchasers:

(i)	if any of the conditions set forth in Section 8.1 or Section 9.1 are not satisfied or waived by the Outside Date;

(ii)	if any representation or warranty of the Purchasers under this Agreement is untrue or incorrect or will have become untrue or incorrect such that the condition contained in Section 8.1(a) would be incapable of satisfaction, provided that the Vendor is not then in breach of this Agreement so as to cause any mutual condition or condition in favour of the Purchasers not to be satisfied; or

(iii)	if there is a breach by the Purchasers of any covenant or obligation provided in this Agreement, such that the condition contained in Section 8.1(b) would be incapable of satisfaction, provided that the Vendor is not then in breach of this Agreement so as to cause any mutual condition or condition in favour of the Purchasers not to be satisfied.

Section 12.2 Automatic Termination

This Agreement will terminate and the obligations of the Parties hereunder will terminate if the Closing does not occur on or prior to November 8, 2024 (as may be extended pursuant to this Section 12.2, the "Outside Date"); provided that, if the sole reason the Closing has not occurred prior to November 8, 2024 is the inability of the Parties to obtain the Competition Act Clearance, then such date may be extended by the mutual written consent of the Parties for up to 60 days, in 30-day increments. For the avoidance of doubt, this Agreement will not be extended and shall terminate unless both the Parties mutually agree to the extension pursuant to this Section 12.2.

Section 12.3 Effect of Termination

Except as otherwise set forth in this Section 12.3, in the event of the termination of this Agreement pursuant to Section 12.1 or Section 12.2, then all provisions of this Agreement will thereupon become void and there will be no liability or obligation on the part of any Party or any other Person in respect to this Agreement other than for any material breach of this Agreement occurring prior to such termination that is caused by the willful breach, gross negligence, fraud or willful misconduct of such Party; provided however, this Section 12.3 (Effect of Termination), Section 13.1 (Public Notice), Section 13.2 (Expenses), Section 13.3 (Notices), Section 13.4 (Governing Law), Section 13.7 (Entire Agreement), Section 13.11 (Specific Performance) and Section 13.12 (Enurement) will survive any such termination.

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Article 13
GENERAL

Section 13.1 Public Notice

Except for disclosure and filings made under applicable Securities Laws, including but not limited to reports under Section 13(d) of the Exchange Act with the U.S. Securities and Exchange Commission, the Parties hereto agree that all notices to third Parties and all other publicity concerning the transactions contemplated by this Agreement will be jointly planned and co-ordinated and no Party hereto will act unilaterally in this regard without the prior approval of the others, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, nothing contained herein will prevent a Party at any time from disclosing information as required by Applicable Law.

Section 13.2 Expenses

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such costs and expenses, except for those costs and expenses incurred in connection with obtaining the Competition Act Clearance, which shall be borne by the Purchasers.

Section 13.3 Notices

Any notice required or authorized to be given under this Agreement will be in writing and will be delivered (a) in person, (b) by email, (c) by registered mail, return receipt requested, or (d) by reputable courier service. Notices will be effective upon the date of delivery, if delivered prior to 5:00 p.m. at the recipient's location, or on the next Business Day if delivered after such time. Notices will be addressed to the Parties as follows:

(a)	If to the Purchasers at:

Waterous Energy Fund Management Corp.

Suite 600, 301 – 8th Avenue S.W.

Calgary, Alberta T2P 1C5

Attention:     Adam Waterous

E-mail:           adam@waterous.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

Suite 3500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4J8

Attention:     Olga Kary / Kevin Kerr

Email:             olga.kary@blakes.com / kevin.kerr@blakes.com

(b)	If to the Vendor at:

Modro Holdings LLC
c/o Karlin & Peebles, LLP

5900 Wilshire Boulevard, Suite 500

Los Angeles, CA 90036

Attention:     Maria-Soledad Otero / Joe Pehar

Email:             motero@karlinpeebles.com / jpehar24@gmail.com

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with a copy (which shall not constitute notice) to:

Carter Ledyard & Milburn LLP

28 Liberty Street

New York, NY 10005

Attention:     Guy P. Lander

Email:             lander@clm.com

Any Party may change its address by notice to the other Parties given in the same manner as provided in this Section 13.3.

Section 13.4 Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Alberta and the Parties hereto submit and attorn to the exclusive jurisdiction of the Courts of the Province of Alberta.

Section 13.5 Withholding Tax

Provided that the Purchased Shares are listed on the TSX on the Closing Date, the Purchasers will not make any withholdings on, or in respect of, the Purchase Price payable to the Vendor pursuant to section 116 of the Income Tax Act (Canada).

Section 13.6 Severability

If any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless in either case as a result of such determination this Agreement would fail in its essential purpose.

Section 13.7 Entire Agreement

This Agreement constitutes the entire agreement between the Parties hereto and supersede all prior agreements, understandings, representations and warranties, oral or written, by and between any of the Parties hereto with respect to the subject matter hereof.

Section 13.8 Amendment

This Agreement will not be varied in its terms or amended by oral agreement or by representations or otherwise other than by an instrument in writing dated subsequent to the date hereof, executed by a duly authorized representative of each Party.

Section 13.9 Waiver

No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party's failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

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Section 13.10 Further Assurances

The Parties hereto will with reasonable diligence do all such deeds, acts and things and provide all such reasonable assurances as may be required in the reasonable opinion of the Purchasers' counsel and the Vendor's counsel to consummate the transactions contemplated hereby, and each Party hereto will provide such further documents or instruments required by the other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions whether before or after the Closing Date.

Section 13.11 Specific Performance

The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. To the extent any Party hereto brings an action to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action or (ii) such other time period established by the court presiding over such action.

Section 13.12 Enurement

No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement and each of the terms and provisions hereof will enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, personal representatives, and permitted successors and assigns.

Section 13.13 Counterparts

This Agreement may be executed in as many counterparts as may be necessary or by facsimile and each such agreement or facsimile so executed will be deemed to be an original and such counterparts together will constitute one and the same instrument.

[Remainder of page intentionally left blank]

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The Parties have executed this Agreement on the date and year first indicated above.

MODRO HOLDINGS LLC

By:	/s/ Joseph Pehar
Name:Joesph Pehar
Title:Manager

WATEROUS ENERGY FUND III (CANADIAN) LP, by its general partner, WEF III GP (CANADIAN) CORP.

By:	/s/ Adam Waterous
Name:Adam Waterous
Title:CEO and Managing Partner

WATEROUS ENERGY FUND III (US) LP, by its general partner, WEF III GP (US) CORP.

By:	/s/ Adam Waterous
Name:Adam Waterous
Title:CEO and Managing Partner

WATEROUS ENERGY FUND III (INTERNATIONAL) LP, by its general partner, WEF III GP (INTERNATIONAL) CORP.

By:	/s/ Adam Waterous
Name:Adam Waterous
Title:CEO and Managing Partner

WATEROUS ENERGY FUND III (CANADIAN FI) LP, by its general partner, WEF III GP (CANADIAN FI) CORP.

By:	/s/ Adam Waterous
Name:Adam Waterous
Title:CEO and Managing Partner

WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, by its general partner, WEF III GP (INTERNATIONAL FI) CORP.

By:	/s/ Adam Waterous
Name:Adam Waterous
Title:CEO and Managing Partner

[Signature Page to Share Purchase Agreement (Modro)]

Schedule 1.1

Purchased Shares

Vendor	Purchased Shares
Modro Holdings LLC	[Redacted]